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                      BlackRock Strategic Municipal Trust
                              File No. 811-09401
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock Strategic Municipal Trust's (the "Fund") Amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares dated
June 30, 2015 and filed with the Fund's books and records.

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                                                                Exhibit 77Q1(a)

                    THE BLACKROCK STRATEGIC MUNICIPAL TRUST

                                 AMENDMENT TO
                          STATEMENT OF PREFERENCES OF
           VARIABLE RATE MUNI TERM PREFERRED SHARES ("VMTP SHARES")
                            DATED DECEMBER 15, 2011
                       (THE "STATEMENT OF PREFERENCES")

   The undersigned officer of The BlackRock Strategic Municipal Trust (the "Trust"), a Delaware statutory trust, hereby certifies as follows:

   1. The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences) of the VMTP Shares required under
Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows:

   The Statement of Preferences of the Trust is hereby amended by

   The Statement of Preferences of the Trust is hereby amended by deleting
Section 10(b)(i)(A) and replacing it with the following:

   (i) (A) TERM REDEMPTION. The Trust shall redeem, out of funds legally available therefor and otherwise in accordance with Applicable Law, all Outstanding VMTP Preferred Shares on the Term Redemption Date at the Redemption Price; provided, however, the Trust shall have the right, exercisable at any time no earlier than 9 months prior to the Term Redemption Date, to request that the Total Holders extend the term of the Term Redemption Date for an additional period as may be agreed upon by the Trust and the Total Holders, which request may conditioned upon terms and conditions that are different from the terms and conditions herein. Each Holder shall, no later than the deadline specified in such request, which shall not be less than 30 days after such Holder's receipt of such request unless otherwise agreed to by such Holder, notify the Trust of its acceptance or rejection of such request, which acceptance by any such Holder may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions herein or the terms and conditions proposed by the Trust in making an extension request. If any Holder fails to notify the Trust of its acceptance or rejection of the Trust's request for extension by the deadline specified in such request, the Trust may either deem such failure to respond as a rejection of such request or extend the deadline for such request with respect to such Holder, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders. If the Total Holders (or any thereof) provide a Conditional Acceptance, then the Trust shall, no later than the deadline specified in the Conditional Acceptance, which shall not be less than 30 days after the Trust's receipt of the Conditional Acceptance unless otherwise agreed to by the Trust, notify the Total Holders of its acceptance or rejection of the terms and conditions specified in the Conditional Acceptance. If the Trust fails to notify the Total Holders by the deadline specified in the Conditional Acceptance, the Total Holders may either deem such failure to respond as a rejection of the terms and conditions specified in the Conditional Acceptance or extend the deadline for such response by the Trust, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made

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pursuant to an affirmative written acceptance by the Total Holders. Each Holder may grant or deny any request for extension of the Term Redemption Date in its sole and absolute discretion.

   2. Except as amended hereby, the Statement of Preferences remains in full force and effect.

   3. A copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

                           [Signature Page Follows]

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   IN WITNESS WHEREOF, The BlackRock Strategic Municipal Trust, has caused these presents to be signed as of June 30, 2015 in its name and on its behalf by its Vice President and attested by its Secretary. Said officers of the Trust have executed this amendment as officers and not individually, and the obligations and rights set forth in this amendment are not binding upon any such officers, or the trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

                                             THE BLACKROCK STRATEGIC MUNICIPAL
                                             TRUST

                                             By:  /s/ Robert W. Crothers
                                                  ------------------------------
                                                  Name:  Robert W. Crothers
                                                  Title: Vice President

ATTEST:

/s/ Janey Ahn
--------------------------
Name:  Janey Ahn
Title: Secretary